Exhibit 4.3

EXECUTION VERSION

DATED 10 February 2020

MEREO BIOPHARMA GROUP PLC

WARRANT INSTRUMENT

relating to the issue of warrants entitling the holders to

subscribe for Warrant Shares in the capital of

MEREO BIOPHMARMA GROUP PLC

CONTENTS

1	DEFINITIONS AND INTERPRETATION	2

2	CONSTITUTION AND FORM OF WARRANTS	5

3	NUMBER OF WARRANT SHARES	6

4	CERTIFICATES	6

5	TIMING FOR EXERCISE OF SUBSCRIPTION RIGHTS	6

6	EXERCISE OF SUBSCRIPTION RIGHTS	6

7	COMPLETION	7

8	TRANSFER OF WARRANTS	8

9	MODIFICATION AND CESSATION OF RIGHTS	8

10	INFORMATION AND RIGHTS OF WARRANTHOLDER(S)	8

11	RESTRICTIONS ON AND UNDERTAKINGS OF THE COMPANY	9

12	WARRANTIES	9

13	NOTICES	10

14	COSTS AND EXPENSES	10

15	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	10

16	FURTHER ASSURANCE	10

17	SEVERABILITY	11

18	GOVERNING LAW	11

SCHEDULE 1 FORM OF WARRANT CERTIFICATE		12

SCHEDULE 2 CONDITIONS		15

THIS WARRANT INSTRUMENT is made on 10 February 2020

BY:

(1)

MEREO BIOPHARMA GROUP PLC, a public limited company incorporated in England and Wales with company number 04206001 whose registered office is at 4th Floor, One, Cavendish Place, London, England, W1G 0QF (“Company”).

BACKGROUND:

(A)	The Company, by resolution of its directors, has agreed to issue Warrants to subscribe for Warrant Shares in the capital of the Company on the terms set out in this instrument.

(B)

Either all of the registered holders of shares in the Company have irrevocably waived all pre-emption rights conferred on them (whether by the Companies Act, the Articles or otherwise) or such pre-emption rights have been validly disapplied in relation to the number of Warrants and shares in the Company issued pursuant to this instrument.

(C)	This instrument has been executed by the Company as a deed in favour of the Warrantholder.

IT IS AGREED:

1	DEFINITIONS AND INTERPRETATION

1.1	In this instrument the following words and expressions shall (unless the context requires otherwise) have the following meanings:

AIM	the AIM market operated by the London Stock Exchange;

Articles	the articles of association of the Company for the time being;

Auditors	the Company’s auditors;

Business Day	a day (which for these purposes ends at 5.30 pm) on which banks are open for commercial business in the City of London other than a Saturday or Sunday;

Companies Act	the Companies Act 2006;

Competitor	means any entity (other than a reputable financial institution) whose business directly competes with the business carried out by a Group Company;

Conditions	the terms and conditions set out in Schedule 2 (subject to any alterations made in accordance with the provisions of this instrument);

Consent	the consent in writing of the Warrantholder(s) for the time being holding outstanding Warrants subject to outstanding Subscription Rights;

CREST	the system of paperless settlement of trades and the holding of uncertificated shares administered by Euroclear or any other relevant paperless settlement system used in relation to the holding of uncertificated shares in the Company;

Directors	the board of directors of the Company (and/or, where relevant, a Group Company) for the time being;

Exercise Date	the date of delivery to the registered office of the Company of the items specified in clause 6.2 (and the date of such delivery shall be the date on which such items are received at the Company’s registered office);

Final Date	5 years from the date of this instrument;

London Stock Exchange	London Stock Exchange plc;

Group	(i) the Company and its subsidiaries (if any), (ii) any holding company of the Company, and (iii) any subsidiaries of such holding companies from time to time and Group Company means any member of the Group;

Issue Date	the date of this instrument;

Market Abuse Regulation	Market Abuse Regulation (Regulation 596/2014/EU);

Notice of Subscription	the notice addressed to the Company by a Warrantholder exercising its Subscription Rights in the form, or substantially in the form, set out in the schedule to the Warrant Certificate;

Ordinary Shares	ordinary shares in the capital of the Company and having the rights and privileges set out in the Articles;

Permitted Transferee	are: (a) a nominee of the Warrantholder; (b) a subsidiary of the Warrantholder; (c) a holding company of the Warrantholder; and (d) any subsidiaries of such holding companies from time to time.

Recognised Investment Exchange	a recognised investment exchange or overseas investment exchange (within the meaning thereof given for the purposes of section 285 of the Financial Services and Markets Act 2000, and shall include, without limitation, AIM or NASDAQ);

Register	the register of persons for the time being entitled to the benefit of the Warrants to be maintained pursuant to the Conditions;

Registrars	the registrars of the Company for the time being;

Subscription Price	the subscription price per Warrant Share shall be 26.50 pence:

Subscription Rights	the rights of the Warrantholder(s) to subscribe for Warrant Shares under clause 6;

Warrant Certificate	a certificate evidencing a Warrantholder’s entitlement to Warrants in the form set out in Schedule 1;

Warrant Shares	Ordinary Shares to be issued pursuant to the terms of the Warrants;

Warrantholder	in relation to a Warrant, the person whose name appears in the Register as the holder of the Warrant; and

Warrants	the warrants of the Company constituted by this instrument and all rights conferred by it (including the Subscription Rights).

1.2	In this instrument, unless the context otherwise requires:

1.2.1	words and expressions defined in the Companies Act or the Articles shall have the same meanings in this instrument (unless otherwise expressly defined in this instrument);

1.2.2	headings are used for convenience only and shall be ignored in interpreting this instrument;

1.2.3	reference to a clause or schedule is a reference to a clause of, or schedule to, this instrument;

1.2.4

reference to (or to any specific provision of) this instrument or any other document or instrument shall be construed as a reference to this instrument, that provision or that document or instrument as in force for the time being and as amended from time to time in accordance with its terms and the prior sanction of a Consent (where consent is required by the terms of this instrument as a condition to such amendment being made);

1.2.5

reference to any gender includes all genders, references to the singular includes the plural (and vice versa) and reference to persons includes bodies corporate, unincorporated associations and partnerships (whether or not any of the same have a separate legal personality);

1.2.6	reference to a statutory provision includes reference to:

(a)	the statute or statutory provision as modified or re-enacted from time to time; and

(b)	any subordinate legislation made under the statutory provision (as modified or re-enacted as set out in clause 1.2.6(a) above);

1.2.7

any words following the terms ‘including’, ‘include’, ‘in particular’, ‘for example’ or any other similar expression shall be construed as illustrative and shall not limit the sense of the words, description, phrase or term preceding those words; and

1.2.8

references to statutory obligations include obligations arising under articles of the Treaty establishing the European Community, and regulations, directives and decisions of the European Union as well as United Kingdom Acts of Parliament and subordinate legislation.

1.3

Unless otherwise specifically provided, where any notice, resolution or document is required by this instrument to be signed by any person, the reproduction of the signature of such person by fax or email shall suffice, provided that confirmation by first class letter is despatched by close of business on the next following Business Day, in which case the effective notice, resolution or document shall be that sent by fax or email (served in accordance with paragraphs 11 and 12 of Schedule 2), not the confirmatory letter.

1.4	This instrument incorporates the schedules to it.

2	CONSTITUTION AND FORM OF WARRANTS

2.1

This instrument constitutes the Warrants, which in aggregate give the Warrantholder(s) the right, upon the terms and subject to the conditions set out in this instrument, to subscribe in cash at a price per share equal to the Subscription Price for such number of Warrant Shares as is set out in clause 3.

2.2

Each Warrantholder shall be entitled to subscribe in cash at the Subscription Price for that number of Warrant Shares in respect of which it is entitled to be recorded as the holder in the Register on the terms set out in this instrument.

2.3	The Warrants shall be in registered form.

2.4	The Warrants are issued subject to the Articles and otherwise on the terms of this instrument (including the Conditions).

2.5

The Company agrees with the Warrantholder(s) and, in consideration of being issued a Warrant Certificate, each Warrantholder agrees with the Company that the Articles (insofar as they relate to the Warrants) and the terms of this instrument shall be binding upon the Company and each Warrantholder and all persons claiming through or under either of them.

2.6	No application will be made for the Warrants to be listed or dealt on any Recognised Investment Exchange (as that term is defined in the Financial Services and Markets Act 2000 (as amended)).

3	NUMBER OF WARRANT SHARES

The number of Warrant Shares over which Warrants will be issued is 1,449,614.

4	CERTIFICATES

4.1

The Company shall issue to each Warrantholder a Warrant Certificate in respect of that number of Warrants to which it is entitled as soon as reasonably practicable following a Warrantholder becoming entitled to such Warrants in accordance with clause 3.

4.2

If a Warrant Certificate is mutilated, defaced, lost, stolen or destroyed, the Company will replace it on such terms as to evidence and indemnity as the Company may reasonably require and subject to the Warrantholder who is seeking the replacement paying the Company’s reasonable costs (if any) in connection with the issue of the replacement.

4.3	Mutilated or defaced Warrant Certificates must be surrendered before replacements will be issued.

5	TIMING FOR EXERCISE OF SUBSCRIPTION RIGHTS

5.1	The Subscription Rights may be exercised at any time from the date of this instrument until 17:00 GMT on the Final Date and shall be exercised in accordance with clause 6.

5.2

A failure by any Warrantholder to exercise its Subscription Rights ahead of such time on the Final Date shall mean that such Warrantholder’s outstanding Warrants shall immediately lapse and be cancelled and such Warrantholder shall have no further rights under this instrument.

6	EXERCISE OF SUBSCRIPTION RIGHTS

6.1	Subject to the Warrantholder’s compliance with its obligations under the Market Abuse Regulation, the Subscription Rights may be exercised in whole or in part at any time.

6.2	In order to exercise its Subscription Rights validly, a Warrantholder must deliver the following items to the registered office of the Company:

6.2.1	the Warrant Certificate for the Warrants in respect of which Subscription Rights are being exercised, together with the Notice of Subscription duly completed;

6.2.2	if required pursuant to clause 6.3, a remittance by banker’s draft, drawn on a UK clearing bank, (or such other mode of payment as the Company and the Warrantholder shall agree); and

6.2.3	the name and address of the Warrantholder to which the Warrant Shares arising on exercise of Subscription Rights are to be issued.

6.3

The Subscription Price for each of the Warrant Shares shall be satisfied by the payment by electronic transfer to the Company’s bank account no later than two (2) Business Days after the relevant Warrant Shares have been credited to the Warrantholder’s CREST account (or the CREST account of any nominee or trustee nominated by the Warrantholder in accordance with clause 7.1.3).

7	COMPLETION

7.1	Following a valid exercise of Subscription Rights by a Warrantholder, the Company shall in accordance with clause 7.3:

7.1.1

allot and issue credited as fully paid to the Warrantholder (or to its nominee or trustee as notified to the Company in the Notice of Subscription) the Warrant Shares to which the Warrantholder is entitled by exercising the Subscription Rights (“Allotted Shares”);

7.1.2

immediately following allotment and issue in accordance with clause 7.1.1, enter, or procure that the Company’s Registrars enter the Warrantholder’s name (or its nominee’s or trustee’s name, as appropriate) in the register of members of the Company as the holder of the Allotted Shares;

7.1.3

immediately following registration in accordance with clause 7.1.2, either send to the person identified by the Warrantholder pursuant to clause 7.1.1, free of charge, share certificate(s) in respect of the Allotted Shares or credit such aggregate number of Allotted Shares to the Warrantholder’s (or its nominee’s or trustee’s) CREST stock account; and

7.1.4

apply for the admission of the Warrant Shares to trading on any Recognised Investment Exchange on which the Ordinary Shares are listed, and shall use its reasonable endeavours to secure such admission to trading no later than ten (10) Business Days after such application.

7.2	The obligations of the Company under clause 7.1 shall be fulfilled within ten (10) days of a valid exercise of the Subscription Rights.

7.3	The Allotted Shares shall:

7.3.1	be allotted and issued fully paid;

7.3.2	rank pari passu with the Ordinary Shares of the Company then in issue;

7.3.3

rank for any dividend or other distribution which has previously been announced or declared if the date by which the holder of Warrant Shares must be registered to participate in such dividend or other distribution is after the Exercise Date pursuant to which the Subscription Rights have been exercised; and

7.3.4	be free from all claims, liens, charges, encumbrances, equities and third party rights.

7.4

If following allotment of shares pursuant to the exercise of some of the Subscription Rights, some Subscription Rights remain, the Company shall issue a Warrant Certificate to the Warrantholder within 15 Business Days for the balance of the Warrantholder’s Subscription Rights.

8	TRANSFER OF WARRANTS

8.1	Subject to clause 8.2, the Warrants may be transferred in whole by any Warrantholder to any person, provided that the Company has given its prior written consent to such transfer.

8.2

A Warrantholder has the right, with prior written notice, but without the consent of the Company, to transfer the Warrants in whole to a Permitted Transferee, subject to compliance with the provisions of Schedule 2 hereto.

8.3	Notwithstanding any other provisions of this instrument, no transfer shall be made to any person which is a Competitor of the Company or any other Group Company.

8.4	The provisions of Schedule 2 to this instrument shall regulate any transfer of a Warrant.

9	MODIFICATION AND CESSATION OF RIGHTS

9.1	This instrument may be modified only with the prior sanction of Consent.

9.2	This instrument ceases to have effect on the earlier of:

9.2.1	the date upon which all Subscription Rights have been exercised in full; and

9.2.2	the Final Date.

10	INFORMATION AND RIGHTS OF WARRANTHOLDER(S)

10.1	The Company shall:

10.1.1

send to each Warrantholder a copy of its annual reports and audited accounts together with all documents required by law to be annexed to that report at the same time they are provided to the holders of the Ordinary Shares;

10.1.2	send to each Warrantholder copies of any statements, notices or circulars sent to the holders of the Ordinary Shares; and

10.1.3

give to each Warrantholder written notice of its intention to declare or pay a dividend or other distribution on the Ordinary Shares no later than the date on which notice of the general meeting approving such dividend or distribution is sent to the holders of the Ordinary Shares.

10.2

The Warrantholder(s) may attend all general meetings of members of the Company and meetings of the holders of Ordinary Shares but may not vote at those meetings by virtue of or in respect of their holdings of Warrants.

10.3	Each Warrantholder shall keep confidential any information received by it in its capacity as a Warrantholder which is of a confidential nature except:

10.3.1	as required by law or any applicable regulations;

10.3.2	to the extent the information is in the public domain through no default of the Warrantholder; and

10.3.3	each Warrantholder will be entitled to divulge such information to any other Warrantholder and any proposed transferee of Warrants on the same terms as to confidentiality.

11	RESTRICTIONS ON AND UNDERTAKINGS OF THE COMPANY

11.1	For so long as the Warrants are outstanding, the Company will:

11.1.1

to the extent that the Company has a limit on its authorised share capital, keep available for issue and free from pre-emptive rights, out of its authorised but unissued share capital, such number of Warrant Shares as will enable the Subscription Rights of the Warrantholder(s) to be satisfied in full;

11.1.2

ensure that the Directors have all necessary authorisations and disapplications of pre-emption (including under the Companies Act) to allot such number of Warrant Shares as will enable the Subscription Rights of the Warrantholder(s) to be satisfied in full at any time;

11.1.3	notify the Warrantholder before cancelling the admission to trading of the Ordinary Shares on any Recognised Investment Exchange on which the Ordinary Shares are traded from time to time;

11.1.4

not make any issue, grant or distribution or take any other action the effect of which would be that on exercise of any of the Subscription Rights it would be required to issue Warrant Shares at a discount to their nominal value; and

11.1.5	not buy any Warrants unless it offers to buy Warrants from all Warrantholders in proportion to their respective holdings of Warrants.

12	WARRANTIES

12.1	The Company warrants to the Warrantholder(s) that:

12.1.1	it has the power to execute and to perform its obligations under this instrument;

12.1.2	it has taken all action necessary to authorise the execution of, and the performance of its obligations under this instrument;

12.1.3

all Warrant Shares which may be issued upon the exercise of the rights represented by this Warrant will be, upon issuance, be duly authorised, validly issued and fully paid and free of any liens and encumbrances; and

12.1.4	the Ordinary Shares listed on AIM are duly admitted to trading thereon and no circumstances exist which may cause the suspension or cancellation of such admission.

13	NOTICES

Any notice to the Warrantholder(s) required for the purposes of any provision of this instrument shall be given in accordance with the provisions of paragraphs 10 to 13 (inclusive) of Schedule 2.

14	COSTS AND EXPENSES

14.1

The Company shall promptly pay to the Warrantholder(s) on the Warrantholder’s demand, the reasonable legal expenses plus applicable VAT and disbursements incurred by the Warrantholder in connection with:

14.1.1	any amendment or supplement to this instrument, or any proposal for such an amendment to be made, provided such amendment or supplement has been requested or necessitated by the Company; and

14.1.2

any consent or waiver by the Warrantholder(s) concerned under or in connection with this instrument or any request for such a consent or waiver, provided that such consent or waiver has been requested or necessitated by the Company; and

14.1.3	any step taken reasonably and properly by the Warrantholder with a view to the protection, exercise or enforcement of any right or interest created by this instrument.

15	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this instrument shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this instrument. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

16	FURTHER ASSURANCE

The Company shall, at its own cost and expense, execute all such deeds and documents and do all such acts and things as may reasonably be required in order to give effect to this instrument, including vesting on issue the full legal and beneficial title to the Warrant Shares in the Warrantholder.

17	SEVERABILITY

Each of the provisions of this instrument is distinct and severable from the others and if at any time one or more of such provisions is or becomes valid, unlawful or unenforceable (whether wholly or to any extent), the validity, lawfulness and enforceability of the remaining provisions (or the same provision to any other extent) of this instrument shall not in any way be affected or impaired.

18	GOVERNING LAW

The provisions of this instrument and the Conditions and any dispute or claim arising out of or in connection with them (including any dispute or claim relating to non-contractual obligations) shall be subject to and governed by English law and the Company and the Warrantholder(s) submit to the exclusive jurisdiction of the English Courts in relation to any such dispute or claim.

The Company intends this instrument to be a deed poll and accordingly it or its duly authorised representatives execute and deliver it as such.

SCHEDULE 1

Form Of Warrant Certificate

MEREO BIOPHMARMA GROUP PLC (“COMPANY”)

A company registered in England and Wales

under Company number 04206001

WARRANT CERTIFICATE

This certificate is issued pursuant to the warrant instrument issued by the Company on _______________ 2020 (“Warrant Instrument”). Words and expressions used in this certificate which are defined in the Warrant Instrument have the meanings given to them in the Warrant Instrument.

Certificate number:	[~~•~~]

Date of issue:	2020

Name and address of Warrantholder:	[•]

Number of Warrant Shares for which the Warrantholder may subscribe: [•].

This is to certify that the Warrantholder named above is the registered holder of the right to subscribe in cash for Warrant Shares at the subscription price set out above subject to the Articles and otherwise on the terms and conditions set out in the Warrant Instrument (a copy of which is available for inspection at the registered office of the Company).

EXECUTED as a deed, but not delivered until)
the date specified on this certificate, by )
MEREO BIOPHARMA GROUP PLC )
by Denise Scots-Knight a director in the )
presence of a witness:	/s/ Denise Scots-Knight
Director

Witness Signature:	/s/ Gemma Avery

Witness Name (block capitals):	Gemma Avery

Witness Address:	76 Warescot Road

CM15 9H3

Witness Occupation:	Personal Assistant

Schedule to the Warrant Certificate

Notice of Subscription

To:	The Directors

MEREO BIOPHARMA GROUP PLC (“Company”)

This notice is issued pursuant to the warrant instrument issued by the Company on                     2020 (“Warrant Instrument”). Words and expressions used in this notice which are defined in the Warrant Instrument have the meanings given to them in the Warrant Instrument.

By this notice we exercise the Subscription Rights appertaining to [number] of the Warrants evidenced by this certificate and confirm that we will procure payment in the sum of £[amount], being the aggregate Subscription Price payable for those Warrant Shares

[We direct the Company to allot conditional only on the above the [number] of Ordinary Shares to be issued pursuant to this exercise in the following numbers to the following proposed allottees, each of which is either a Warrantholder, a nominee or trustee of a Warrantholder, or a transferee of one of those persons approved in accordance with clause 8.1 of the Warrant Instrument.]

Number/percentage of shares	Name of proposed allottee	Address of proposed allottee	CREST Details
1			Participant ID: [•] Member account ID: [•] INSP Custodian Client Ref: [•] Custodian Name: [•]

2			Participant ID: [•] Member account ID: [•] INSP Custodian Client Ref: [•] Custodian Name: [•]

We request that certificate(s) for such Ordinary Shares be sent by post at our risk to us at the first address shown above or to the agent lodging this certificate as mentioned below.

OR

We hereby request that you register our Warrant Shares in uncertificated form to the CREST account detailed [below][above]:

CREST Details	Participant ID

Member Account ID

INSP Custodian Client Ref:

Custodian Name

We agree that such shares are issued and accepted subject to the memorandum and articles of association of the Company.

Signature of Warrantholder:

Full name:

Address:

Lodged by: (agent to whom certificate(s) should be sent)

Name of agent:

Address:

SCHEDULE 2

Conditions

1	An accurate Register will be kept and maintained at all times by the Company at its registered office and there shall be entered in the Register:

1.1	the names and addresses of the persons for the time being entitled to be registered as the holders of the Warrants;

1.2	the number of Warrants held for the time being by every registered holder; and

1.3	the date on which the name of every registered holder is entered in the Register in respect of the Warrants in its name.

2

Any change in the name or address of any Warrantholder shall promptly be notified to the Company which shall cause the Register to be altered accordingly. The Warrantholders or any of them and any person authorised by any Warrantholder shall be at liberty at all reasonable times during office hours to inspect the Register and to take copies of or extracts from it or any part of it.

3

The Company shall be entitled to treat each Warrantholder as the absolute owner of a Warrant and accordingly shall not, except as ordered by a court of competent jurisdiction or as required by law, be bound to recognise any equitable or other claim to or interest in a Warrant on the part of any other person, whether or not it shall have express or other notice of such a claim.

4

Each Warrantholder will be recognised by the Company as entitled to the Warrants free from any equity, set-off or cross-claim on the part of the Company against the original or any intermediate holder of the Warrants.

5	Each transfer of a Warrant shall be made by an instrument of transfer in the usual or common form or in any other form which may be approved for the time being by the Directors.

6

The instrument of transfer of a Warrant shall be executed by or on behalf of the transferor but need not be executed by or on behalf of the transferee. The transferor shall be deemed to remain the holder of the Warrant until the name of the transferee is entered in the Register in respect of the Warrant being transferred.

7

The Directors may decline to recognise any instrument of transfer of a Warrant unless the instrument is deposited at the registered office of the Company accompanied by the Warrant Certificate for the Warrant to which it relates, and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The Directors may waive production of any Warrant Certificate upon production to them of satisfactory evidence of the loss or destruction of the Warrant Certificate together with such indemnity as they may require.

8	No fee shall be charged for any registration of a transfer of a Warrant or for the registration of any other documents which in the opinion of the Directors require registration.

9	The registration of a transfer shall be conclusive evidence of the approval by the Directors of such a transfer.

10

Each Warrantholder shall register with the Company an address to which notices can be sent. If any Warrantholder fails to register an address with the Company, notice may be given to that Warrantholder by sending it by any of the methods referred to in paragraph 11 of this Schedule 2 to that Warrantholder’s last known place of business or residence or, if none, by exhibiting it for three days at the registered office for the time being of the Company.

11

Notices and other communications to Warrantholders may be given by personal delivery, prepaid letter by first class post or, subject to clause 1.3 of this instrument, fax or email. In proving service of any notice or other communication sent by post, it shall be sufficient to prove that the envelope containing the notice or other communication was properly addressed and stamped and was deposited in a post box or at the post office.

12	A notice or other communication given pursuant to the provisions of paragraph 11 of this Schedule 2 shall be deemed to have been served:

12.1	at the time of delivery, if delivered personally to the registered address;

12.2	on the second Business Day following its posting, if sent by prepaid letter by first class post to an address in the United Kingdom; and

12.3	at 09:00 hours on the Business Day following the despatch of the fax, if sent by fax.

13

All notices and other communications with respect to Warrants standing in the names of joint registered holders shall be given to whichever of such persons is named first in the Register and such notice so given shall be sufficient notice to all the registered holders of such Warrants.

14

Any person who, whether by operation of law, transfer or other means whatsoever, shall become entitled to any Warrant, shall be bound by every notice in respect of such Warrant which, prior to its name and address being entered on the Register, shall have been duly given to the person from which it derives its title to such Warrant.

15

When a given number of days’ notice or notice extending over any other period is required to be given, the day of service shall be included but the day upon which such notice will expire shall not be included in such number of days or other period. The signature to any notice to be given by the Company may be written or printed.

SIGNATURE PAGE

EXECUTED as a deed, but not delivered until)
the date specified on this instrument, by )
)
MEREO BIOPHARMA GROUP PLC )

by Denise Scots-Knight a director in the presence of a witness:
/s/ Denise Scots-Knight
Director

Witness Signature:	/s/ Gemma Avery

Witness Name (block capitals):	Gemma Avery

Witness Address:	76 Warescot Road

CM15 9H3

Witness Occupation:	Personal Assistant